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                     GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

                               EXHIBIT 21-SUBSIDIAIRES





Company                                      State               Percent Owned
-------                                      -----               -------------

Gateway Pipeline Co.                        Missouri                  100%

   Gateway Energy Marketing                  Texas                    100%
   Venture Resources, Inc.                   Texas                    100%

Fort Cobb Oklahoma Irrigation
  Fuel Authority                            Oklahoma                   99%

Gateway Offshore Pipeline Company           Nebraska                  100%

Ozark Natural Gas Company                   Missouri                  100%